Exhibit 23.2

Consent of independent registered public accounting firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-128945, 333-128553, and 333-125927) and on Form S-8 (Nos. 333-152753, 333-140111, 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037, and 333-128038) of Liberty Global, Inc. of our report dated February 22, 2008 relating to the consolidated financial statements of Telenet Group Holding NV as of December 31, 2007 and for the year then ended, which report appears in Form 8-K of Liberty Global, Inc. dated November 10, 2009.

Antwerp, Belgium, November 10, 2009

PricewaterhouseCoopers Bedrijfsrevisoren bcvba

Represented by,

/s/ B. Gabriëls